EXHIBIT 23

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of The First Bancshares, Inc., on Form S-8 (Registration No. 333-171996) of our report dated March 30, 2011, on the 2010 consolidated financial statements of The First Bancshares, Inc., which report is included in the 2010 Annual Report on Form 10-K of The First Bancshares, Inc.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi
March 30, 2011